CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia ETF Trust II of our reports dated May 21, 2020, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR of the funds indicated in Appendix A for the year ended March 31, 2020. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Minneapolis, Minnesota
July 27, 2020

Appendix A

Fund Name
Columbia Emerging Markets Consumer ETF
Columbia India Consumer ETF
Columbia EM Core ex-China ETF